Exhibit 10.9

Cancer Prevention Pharmaceuticals, Inc. 1760 E. River Road, Suite 250 Tucson, AZ 85718 Phone: 520-908-7774

July 30, 2012

Dr. Eugene Gerner

Dear Gene:

It is our pleasure to offer you employment at Cancer Prevention Pharmaceuticals, Inc. (CPP) as Chief Scientific Officer for the Company. Your place of work will be the CPP headquarters at 1760 E. River Road, Suite 250, Tucson, AZ 85718 beginning August 1, 2012. The following outlines the key elements of your employment:

1.   Salary; Equity Awards

Your starting annual salary will be $36,000.00, payable in bi-weekly installments and subject to deductions for taxes and other withholdings as required by law and the polices of the Company.

Your annual salary will be subject to adjustment based on an annual review of your performance during the previous year, the Company’s overall performance during that year, and the Company’s policy then in effect for salary adjustments. The first review of your performance and annual salary will occur at the end of the Company’s fiscal year following the first full year of employment.

2.    Benefits

You will be eligible to participate in the Company’s benefit programs. These programs include:

a.	Medical, dental, and vision insurance for you and your dependents, which may require a modest contribution on your part based on Company policy.

b.	The Company’s Stock Option Plan. In addition to the initial award described above, you may be eligible for additional awards in recognition of your service.

c.	Ten paid holidays, (New Year’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving-2 days, Christmas-2 days, and one “floating holiday” defined per company policy).

www.CanPrevent.com

d.	Paid time off (PTO) is initially accrued at 4.61 hours per pay period (15 days per year). PTO will increase based upon years of service per company policy.

e.	Reimbursement of business expenses in accordance with Company policy in effect at the time.

3.    Duties and Responsibilities

A Chief Scientific Officer is classified as a regular, exempt position. Your duties and responsibilities include scientific oversight, and overall technical and scientific strategy for the company. You will report to Jeffrey Jacob, the Chief Executive Officer. You will not have any direct reports at this time. You will be responsible for laboratory oversight in the event that CPP opens a laboratory in the future.

4.    Start Date

It is recognized that your duties will begin on August 1, 2012.

As a condition to your accepting employment, you must sign and deliver to the Company its standard Employee Intellectual Property, Confidentiality and Non-Compete Agreement before your start date.

This letter is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the Company have the right to terminate your employment at any time.

This offer for employment is in effect for ten days. If not accepted by the end of that ten-day period, the offer for employment will be deemed withdrawn.

We are looking forward to your joining Cancer Prevention Pharmaceuticals.

Sincerely,

/s/ Jeffrey Jacob
Jeffrey Jacob	Agreed to and Accepted by:
CEO
/s/ Eugene Gerner
	Date	July 30, 2012

cc: Christine Brannen

Enclosures: Job Description

www.CanPrevent.com